UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________________

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
______________________

Date of Report (Date of earliest event reported): August 27, 2018

Regal Beloit Corporation
(Exact name of registrant as specified in its charter)

Wisconsin	1-7283	39-0875718
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 State Street, Beloit, Wisconsin 53511-6254
(Address of principal executive offices, including zip code)

  (608) 364-8800
(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company □

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. □

Item 1.01.    Entry into a Material Definitive Agreement.
On August 27, 2018, Regal Beloit Corporation (the “Company”) entered into an amended and restated credit agreement (the “Credit Agreement”) by and among the Company, various subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto as lenders and JPMorgan Chase Bank, N.A., as administrative agent, providing for (a) unsecured revolving credit facilities that mature in August 2023 for the Company and, if so designated by the Company, certain of its subsidiaries in the initial aggregate principal amount of $500 million and (b) an unsecured term loan facility for the Company that matures in August 2023 in the initial principal amount of $900 million. The Credit Agreement replaces the Existing Credit Agreement (as defined below).
On August 27, 2018, the Company borrowed $900 million under the term loan facility and $37.4 million under the revolving credit facilities. The loans under the term loan facility require quarterly amortization at a rate starting at 5.0% per annum, increasing to 7.5% per annum after three years and further increasing to 10.0% per annum for the last year of such facility, with a balloon payment of the entire remaining outstanding principal balance due at maturity in August 2023.
The Company may from time to time request incremental term loans and/or increase the aggregate principal amount of the revolving commitments under the Credit Agreement by an aggregate amount of up to the greater of (a) $500 million and (b) an amount equal to 100% of the Company’s consolidated net income before interest, taxes, depreciation, amortization, non-cash charges and certain other items (“EBITDA”) for the most recently ended four consecutive fiscal quarter period, provided that certain conditions are satisfied, including that the Company is not in default under the Credit Agreement at such time and the consent of each lender providing any incremental facility.
Borrowings under the Credit Agreement will bear interest at floating rates based upon indices determined by the currency of the borrowing or, at the Company’s election, an alternate base rate, plus, in each case, an applicable margin determined by reference to the Company’s consolidated funded debt (net of certain cash and cash equivalents) to EBITDA ratio. The Company will pay a non-use fee on the aggregate unused amount of the revolving credit facilities at a rate determined by reference to the Company’s consolidated funded debt (net of certain cash and cash equivalents) to EBITDA ratio.
The Company’s obligations under the Credit Agreement are currently guaranteed by Regal Beloit America, Inc. The Company will guarantee all borrowings by any subsidiary borrower under the Credit Agreement.
The Credit Agreement contains customary events of default and financial and other covenants, including (a) a maximum leverage ratio (defined as, with certain adjustments, the ratio of the Company’s consolidated funded debt to EBITDA) as of the last day of any fiscal quarter of 3.75 to 1.00, subject to the Company’s right to temporarily increase the maximum leverage ratio to up to 4.00 to 1.00 in connection with certain material acquisitions; and (b) a minimum interest coverage ratio (defined as, with certain adjustments, the ratio of EBITDA to the Company’s consolidated cash interest expense) of 3.00 to 1.00 as of the last day of any fiscal quarter.
The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference. In the ordinary course of business, certain of the lenders under the Credit Agreement and their affiliates have provided, and may in the future provide, investment banking, commercial banking, cash management, foreign exchange or other financial services to the Company and/or one or more of its subsidiaries for which they have received, and may in the future receive, compensation.

Item 1.02.    Termination of a Material Definitive Agreement.
On August 27, 2018, the Credit Agreement, dated as of January 30, 2015, by and among the Company, various subsidiaries of the Company from time to time party thereto, the financial institutions from time to time party thereto as lenders and JPMorgan Chase Bank, N.A., as administrative agent (the “Existing Credit Agreement”), was amended and restated by the Credit Agreement. The material terms of the Existing Credit Agreement are set forth in Exhibit 10.1 of the Company’s Current Report on Form 8-K filed February 4, 2015 and are incorporated herein by reference. The Existing Credit Agreement was to mature on January 30, 2020.
Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The information included in Item 1.01 above is incorporated herein by reference.
Item 9.01.    Financial Statements and Exhibits.

(a)	Not applicable.

(b)	Not applicable.

(c)	Not applicable.

(d)	Exhibits. The exhibits listed in the Exhibit Index below are filed as part of this report.
EXHIBIT INDEX

Exhibit No.	Description
10.1
Amended and Restated Credit Agreement, dated as of August 27, 2018, by and among Regal Beloit Corporation, various subsidiaries of Regal Beloit Corporation from time to time party thereto, the financial institutions from time to time party thereto as lenders and JPMorgan Chase Bank, N.A., as administrative agent.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date:  August 28, 2018

/s/ Thomas E. Valentyn ___________________________________ Thomas E. Valentyn Vice President, General Counsel and Secretary